UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2011
Penske Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan	48302

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 248-648-2500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
On June 30, 2011, smart USA Distributor, LLC, our wholly owned subsidiary, completed the sale of certain assets and the transfer of certain liabilities relating to the distribution rights, management, sales and marketing activities of smart USA to Daimler Vehicle Innovations LLC (“DVI”), a wholly owned subsidiary of Mercedes-Benz USA. The aggregate cash purchase price for the assets, which included certain vehicles, parts, signage and other items valued at fair market value was approximately $44.5 million. This amount includes reimbursement of certain operating and wind-down costs of smart USA.
In connection with the transaction, smart USA’s existing agreement with Daimler AG to distribute smart fortwo vehicles was terminated as of June 30, 2011. This terminated agreement previously governed all aspects of our distribution rights, including sales and service activities, service and warranty terms, use of intellectual property, promotion and advertising provisions, pricing and payment terms, and indemnification requirements relating to product liability and other claims.
We purchase motor vehicles from Daimler AG and Mercedes-Benz USA for sale at certain of our dealerships. Affiliates of these entities are lenders under our U.S. credit agreement. These lenders also provide us with “floorplan” financing and consumer financing.
Item 2.01 Completion of Acquisition or Disposition of Assets
The disclosures under Item 1.02 and the unaudited pro forma condensed consolidated financial statements filed as Exhibit 99.1 hereto, which reflect certain financial information excluding smart USA, are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

99.1	Unaudited pro forma condensed consolidated financial statements

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

July 5, 2011	By:	Shane M. Spradlin Name: Shane M. Spradlin
Title: Executive Vice President

Exhibit Index

Exhibit No.	Description

99.1	Unaudited pro forma condensed consolidated financial statements